Exhibit 3.2

CERTIFICATE OF INCORPORATION

of

BARRINGTON BROADCASTING CAPITAL CORPORATION

THE UNDERSIGNED, in order to form a corporation for the purposes herein stated, under and pursuant to the provisions of the General Corporation Law of the State of Delaware (the “Act”), does hereby certify as follows:

FIRST:  The name of the corporation is:  Barrington Broadcasting Capital Corporation (the “Corporation”).

SECOND:  The registered office of the Corporation is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, in the County of New Castle, in the State of Delaware 19808. The name of the Corporation’s registered agent at that address is Corporation Service Company.

THIRD:  The purpose of the Corporation is to engage in any lawful act or activity, without limitation, for which a corporation may be organized under the Act.

FOURTH:  The aggregate number of shares of all classes of stock which the Corporation is authorized to issue is One Hundred (100) shares, designated Common Stock, of the par value of $0.01 per share.

FIFTH:  The name and mailing address of the incorporator is:

NAME	ADDRESS
Keith M. Wixson	c/o Paul, Hastings, Janofsky & Walker LLP
75 East 55th Street
New York, NY 10022-3205

SIXTH:  The election of directors need not be by written ballot unless the Bylaws so provide.

SEVENTH:  The Board of Directors of the Corporation is authorized and empowered from time to time in its discretion to make, alter, amend or repeal Bylaws of the Corporation, except as such power may be restricted or limited by the Act.

EIGHTH:  No director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Act, or (iv) for any transaction from which the director derived an improper personal benefit.

NINTH:  The Corporation shall, to the fullest extent permitted by the provisions of Section 145 of the Act, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all expenses, liabilities, or other matters referred to in or covered by said section, and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any Bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such person.

IN WITNESS WHEREOF, I have hereunto set my hand this 6th day of July, 2006.

/s/ Keith M. Wixson
Keith M. Wixson, Sole Incorporator